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                                                    Exhibit 21



                    Subsidiaries of the Registrant


     Listed below are the major subsidiaries of the Company, including equity investees, each of which is in the consolidated financial statements of the Company and its Subsidiaries, and the percentage of ownership by the Company (or if indented, by the subsidiary under which it is listed). Subsidiaries omitted from the list would not, if aggregated, constitute a significant subsidiary:

                                     Jurisdiction of     Securities
Name of Subsidiary                    Incorporation      Ownership

Charleston Television, Inc.             South Carolina      100%
Garden State Paper Company, Inc.        Virginia            100%
Jacksonville Television, Inc.           Florida             100%
Media General Cable of Fairfax
  County, Inc.                          Virginia            100%
Piedmont Publishing Company, Inc.       North Carolina      100%
Richmond Newspapers, Inc.               Virginia            100%
Tampa Television, Inc.                  Florida             100%
The Tribune Company                     Florida             100%
Denver Newspapers, Inc.                 Delaware             40%
Virginia Paper Manufacturing Corp.      Virginia            100%
  Southeast Paper Manufacturing Co.
     (Partnership)                      Georgia           33.33%